Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Scout Exploration, Inc.
(formerly Virtual Curricula Corp.
(A Development Stage Company)

We consent to the use in the Registration Statement of Scout Exploration, Inc. (formerly Virtual Curricula Corp.) on Form SB-2 (the “Registration Statement”) of our Auditors’ Report dated December 21, 2005 on the balance sheet of Scout Exploration, Inc. as at September 30, 2005 and 2004, and the related statements of operations and deficit, stockholders’ equity and cash flows for the period from incorporation on February 1, 1999 to September 30, 2005 and for the years ended September 30, 2005 and 2004.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

\s\ MacKay LLP

MACKAY LLP
CHARTERED ACCOUNTANTS

Vancouver, British Columbia
Canada

August 9, 2006